Exhibit 99.1

Sunrise Telecom Updates the Status of Third Quarter 2005 Form 10-Q Filing; Receives Delisting Warning from Nasdaq

SAN JOSE, Calif., November 23, 2005 /PRNewswire-FirstCall/ -- Sunrise Telecom Incorporated (Nasdaq: SRTI - News), announced today that it has delayed again the filing of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005. As previously announced, the delay is due to the Company's Audit Committee need to finalize its special investigation into certain transactions and issues involving the Company's sales office in Korea.

On November 22, 2005, the Company received a notice from The Nasdaq Stock Market indicating that the Company failed to comply with Marketplace Rule 4310(c)(14) by not timely filing its quarterly report, which was due November 21, 2005. As a result, beginning on November 25, 2005, the Company's common stock will remain listed on The Nasdaq Stock Market, but Nasdaq will append the fifth character "E" to the Company's regular trading symbol "SRTI".

The notice also states that the Company's common stock will be delisted from The Nasdaq Stock Market on December 1, 2005, unless the Company requests a hearing before the Nasdaq Listing Qualifications Panel. The Company intends to request such a hearing and expects that its common stock will remain listed on the Nasdaq Stock Market pending the outcome of the Nasdaq Listing Qualifications Panel decision. However, the Company cannot provide any assurances that the panel will grant its request for continued listing.

About Sunrise Telecom Incorporated

Sunrise Telecom develops and manufactures communications test and measurement solutions that enable service providers to deliver high-quality voice, video, data and next-generation digital multimedia services quickly, reliably, and cost-effectively, thus improving their customers' overall satisfaction. The company offers a robust portfolio of feature-rich, easy-to- use products that pre-qualify, verify, and diagnose telecommunications, cable TV, and Internet networks from a variety of access points including wireline, DSL, optical fiber, coaxial cable, and signaling networks. Based in San Jose, California, Sunrise Telecom distributes its products through a direct sales force and a network of sales representatives and distributors throughout Asia, Europe, the Middle East, Africa, North America, and Latin America. For more information, visit www.sunrisetelecom.com.

NOTE: Sunrise Telecom is a registered trademark of Sunrise Telecom Incorporated.

Contact:
Kate Sidorovich
Investor Relations
415-445-3236
ksidorovich@sunrisetelecom.com